Exhibit 99.1

HealthLynked Corp. Announces the Addition of Heather Monahan to its Board of Directors

Monahan is a best-selling author, keynote speaker, Ted-X speaker, Executive Coach and founder of Boss In Heels

Naples, FL October 29, 2020 – HealthLynked Corp. (OTCQB: HLYK), a global healthcare network focused on care management of its members and a provider of healthcare technologies that connects doctors, patients and medical data, is pleased to announce the addition of Heather Monahan, as an independent Director, effective immediately. The HealthLynked Board now has 5 members, including 3 independent Directors.

Heather Monahan is a best-selling author, keynote speaker, Ted-X speaker, Executive Coach and founder of Boss In Heels.  Having successfully climbed the corporate ladder for nearly 20 years, Heather is one of the few women to break the glass ceiling and claim her spot in the C-suite.

As a Chief Revenue Officer in the media industry overseeing $200 million in annual revenue, Heather is a Glass Ceiling Award winner, was named one of the most Influential Women in Radio in 2017 and was selected as a Limit Breaking Female Founder by Thrive Global in 2018.

Heather’s book Confidence Creator shot to #1 on Amazon’s Business Biographies and Business Motivation lists the first week it debuted on Amazon.

Heather’s show, Creating Confidence, debuted on the Top 200 shows on Apple podcast. Her guests include Sara Blakely, Gary Vaynerchuck, Ryan Serhant, Kaitlyn Bristowe, and many other noteworthy celebrities and entrepreneurs.

Heather was named one of the Top 40 Female Keynote Speakers for 2020 by Real Leaders. Her Ted-X talk was promoted to TED and translated into 6 languages. Harper Collins Leadership is publishing her new book, Leapfrogging Villains, in 2021.

Heather has been featured in USA Today, CNN, Forbes, Fast Company and The Steve Harvey Show, most recently adding Guest Professor at Harvard to her list of accomplishments. Heather and her son Dylan reside in Miami.

“I am pleased to welcome Ms. Monahan to the HealthLynked Board. Her unique background in sales, marketing, public speaking and advertising will all be of great value to the board as we launch new products and services. Ms. Monahan’s expertise will help guide how we position and market our services to physicians and our patient members.” stated HealthLynked’s Chairman and CEO Michael Dent, MD.

“HealthLynked has a fantastic opportunity in launching its new products and with my expertise and reach, I am confident I can help create awareness for them in addition to contribute to the growth of shareholder value,” said Heather Monahan about joining the HealthLynked Board of Directors.

About HealthLynked Corp.

HealthLynked Corp. provides a solution for both patient members and providers to improve healthcare through the efficient exchange of medical information. The HealthLynked Network is a cloud-based platform that allows members to connect with their healthcare providers and take more control of their healthcare. Members enter their medical information, including medications, allergies, past surgeries and personal health records, in one convenient online and secure location, free of charge. Participating healthcare providers can connect with their current and future patients through the system. Benefits to in-network providers include the ability to utilize the HealthLynked patent pending patient access hub “PAH” for patient analytics. Other benefits for preferred providers include HLYK marketing tools to connect with their active and inactive patients to improve patient retention, access more accurate and current patient information, provide more efficient online scheduling and to fill last minute cancelations using the Company’s “real time appointment scheduling” all within its mobile application. Preferred providers pay a monthly fee to access these HealthLynked services. For additional information about HealthLynked Corp., please visit www.healthlynked.com and connect with HealthLynked on Twitter, Facebook, and LinkedIn.

Forward Looking Statements

Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our actual results, including as a result of any acquisitions, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by our management, and us are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Certain risks and uncertainties applicable to our operations and us are described in the “Risk Factors” section of our most recent Annual Report on Form 10-K and in other filings we have made with the U.S. Securities and Exchange Commission. These reports are publicly available at www.sec.gov.

Contacts:

George O’Leary

Chief Financial Officer

goleary@healthlynked.com

(800) 928-7144, ext. 99

Investor Relations Contacts:

Stephanie Prince

PCG Advisory Group

sprince@pcgadvisory.com

646-762-4518

Jim Hock

Hanover International Inc.

jh@hanoverintlinc.com

760-564-7400